EXHIBIT 99.2

SEPARATION & SETTLEMENT AGREEMENT

THIS SEPARATION & SETTLEMENT AGREEMENT (hereinafter referred to as "Agreement") is made effective as of April 4, 2016, by and between US Highland, Inc., an Oklahoma corporation (hereinafter referred to as the "Company"), Josh W. Whitaker (herein after referred to as the "Executive"), and Highlon Distribution, Inc., an Oklahoma corporation wholly-owned and operated by Executive ("Highlon").

WHEREAS, on May 28, 2014, the Executive and the Company entered into that certain Interim CEO Employment Agreement pursuant to which the Executive served as the Interim Chief Executive Officer of the Company (the "First Employment Agreement");

WHEREAS, on December 30, 2014, the Company advanced $150,000 to Highlon in consideration for that certain Promissory Note, dated December 30, 2014 (the "Note"), by Executive, as debtor, to the Company for the principal amount of $150,000, bearing interest at the rate of 8% per annum and maturing on December 30, 2016;

WHEREAS, on December 30, 2014, the Company entered into a share exchange agreement (the "Share Exchange Agreement") with Highlon pursuant to which the Company would exchange 100 shares of the Company's common stock for 100% of the Highlon shares (the "Acquisition");

WHEREAS, the Acquisition was never consummated by the Company and Highlon and the Share Exchange Agreement was terminated;

WHEREAS, on February 9, 2015, the Executive and the Company entered into a second Interim CEO Employment Agreement pursuant to which the Executive agreed to serve as the Interim Chief Executive Officer of the Company until February 9, 2016 (the "Second Employment Agreement," and together with the First Employment Agreement, the "Employment Agreements");

WHEREAS, on January 7, 2016, the Executive resigned from all officer and board positions of the Company and its subsidiaries, effective immediately (the "Employment Termination Date");

WHEREAS, as of the date of the Employment Termination Date, the Company has paid an aggregate amount of $174,000 to the Executive in consideration for services rendered under the Employment Agreements;

WHEREAS, as of the Employment Termination Date, the outstanding amount owing the Executive for services rendered to the Company under the Employment Agreements was $81,000.

WHEREAS, as of the Employment Termination Date, the outstanding principal amount and accrued interest under the Note was $136,481.89.

WHEREAS, the Executive has agreed to forgive the remaining outstanding amounts of under the Employment Agreements of $81,000;

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WHEREAS, the Company has agreed to reimburse Executive additional funds which will be applied to the outstanding principal amount and accrued interest under the Note and to forgive the remaining outstanding principal amount under the Note, thereby extinguishing the Note; and

WHEREAS it is the desire of the Company and the Executive to set forth herein their mutual agreement with respect to all matters relating to (i) the Executive's separation from employment with the Company; and (ii) the Company's release of all claims under the Note, all set forth herein.

NOW THEREFORE, for and in consideration of the mutual covenant and promises contained herein, the parties hereby agree to as follows:

1. Payments and Consideration.

a.

On Employment Termination Date, separately from this Agreement, the Company has paid to Executive unconditionally all wages earned One Hundred and Seventy-Four Thousand ($174,000) through Employment Termination Date. Executive acknowledges that such amount has been received by the Executive or on his behalf in consideration for services rendered under the First Employment Agreement and Second Employment Agreement.

b.

The Company has agreed to pay an additional aggregate amount of $20,185.40 (the "Payment") to the Executive for reimbursement of expenses incurred by Executive and to apply it to the outstanding principal amount and accrued interest under the Note.

c.

Upon the receipt by Executive of the Payment, (i) the Note shall be extinguished with no further obligation owed the Executive by the Company under the Note; (ii)     all expenses incurred by Executive shall be deemed fully reimbursed; and (iii) the Company shall be released from its obligations to pay the Executive $81,000 for services rendered by the Executive to the Company under the Employment Agreements.

2. Highlon Distribution, Inc.

a.

Both parties represent and warrant that (i) the Acquisition of Highlon by the Company was never consummated, (ii) the Share Exchange Agreement was mutually terminated by the Company and Highlon and is of no force or effect, and (iii) no party is obligated to the other party in connection with the Share Exchange Agreement or Acquisition.

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3. General Release.

a.

In exchange for the promises of Company contained in this Agreement, the Executive hereby releases, acquits, and forever discharges the Company, and/or its parent corporation, subsidiaries, divisions, predecessors, successors, and assigns, as well as past and present officers, directors, executives, shareholders, trustees, joint ventures, partners, and anyone claiming through them herein after termed as the "Released Parties" including their agents, executives, officers, and directors from all claims, controversies, grievances, disputes, and actions of every kind, known or unknown, vested or contingent, past or present, arising out of his employment at the Company or the Share Exchange Agreement.

b.

In exchange for the promises of Executive contained in this Agreement, the Company hereby releases, acquits, and forever discharges the Executive and Highlon, and/or its parent corporation, subsidiaries, divisions, predecessors, successors, and assigns, as well as past and present officers, directors, executives, shareholders, trustees, joint ventures, partners, and anyone claiming through them herein after termed as the "Released Parties" including their agents, executives, officers, and directors from all claims, controversies, grievances, disputes, and actions of every kind, known or unknown, vested or contingent, past or present, arising out of the Note or the Share Exchange Agreement; and hereby deems the Note extinguished and of not force and effect.

4. Defense to Further Action. This Agreement shall constitute a full and complete defense to, and may be used as a basis for an injunction against, any action, suit, or other proceeding which may be instituted, prosecuted, or attempted by either party in breach of this Agreement.

5. Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma.

6. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement.

7. Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

8. Execution. This Agreement may be signed in counterparts and on separate signature pages. These separate signature pages will become part of the integrated Agreement. Where convenient for the parties to do so, the signed signature pages may be facsimile transmissions.

9. Thorough Review. Executive hereby acknowledges that he has carefully read all of the terms of this Agreement. Executive acknowledges that he had the opportunity (at his own expense) to consult counsel in the discussion and negotiation of this settlement agreement and either did so or voluntarily declined that opportunity.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

US HIGHLAND, INC.

By:	/s/ KEVIN G. MALONE
Name:	Kevin G. Malone
Title:	President

EXECUTIVE:

By:	/s/ JOSH WHITAKER
Josh Whitaker, individually

HIGHLON DISTRIBUTION, INC.

By:	/s/ JOSH WHITAKER
Name:	Josh W. Whitaker
Title:	President

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